Shiloh Industries Reports Second Quarter and First Six Months of 2007 Results

VALLEY CITY, OH -- 05/23/2007 -- Shiloh Industries, Inc. (NASDAQ: SHLO) today reported results for the second quarter and first six months of fiscal 2007.

For the second quarter ended April 30, 2007, the Company reported sales of $155.9 million compared to sales of $172.1 million in the second quarter of fiscal 2006, a decrease of 9.4%. Sales decreased as a result of reduced production volumes experienced by the North American automotive and heavy truck industries for which the Company supplies parts and, most significantly, by the traditional domestic automobile manufacturers, which include some of the Company's largest customers. Sales were also reduced by the conclusion of two programs for automotive customers that were being produced at the Company's Cleveland Manufacturing facility that is currently being shut down.

Net income for the second quarter of fiscal 2007 was $2.0 million, or $0.12 per share diluted, compared to $7.3 million, or $0.45 per share diluted, reported in the second quarter of fiscal 2006. Net income for the second quarter of fiscal 2007 includes a reserve for a legal matter of $1.2 million, or $0.04 per share, diluted, and net income for the second quarter of fiscal 2006 included a beneficial tax adjustment of $1.5 million, or $0.09 per share, diluted related to tax credits in the state of Ohio.

In the first six months of fiscal 2007, sales were $303.5 million compared to sales of $317.9 in the first six months of fiscal 2006, a decrease of 4.5%. Net income for the first six months of fiscal 2007 was $3.5 million, or $0.21 per share, diluted, compared to net income of $11.9 million, or $0.73 per share, diluted, for the first six months of fiscal 2006. The first six-month period of fiscal 2007 includes the charge of $0.04 per share, diluted, for the legal reserve, and the first six months of fiscal 2006 includes $0.09 per share, diluted, for the beneficial tax adjustment.

Operating income was $6.2 million for the second quarter of fiscal 2007 as compared to the $10.9 million reported in the second quarter of fiscal 2006. The decrease resulted from the reduction of sales on lower production levels of the Company's customers and increased material content of the Company's sales mix. Manufacturing expenses continued to be reduced as a result of cost control activities and productivity improvements. Selling, general and administrative expenses for the second quarter, which included the provision of a $1.2 million reserve as a result of a court's decision against the Company concerning the Valley City Steel, LLC bankruptcy matter, increased compared to the second quarter of the previous year. The Company has filed post-trial motions in U.S. District Court for relief of the jury's decisions and intends to appeal any judgment if these motions are denied.

Interest expense increased in the second quarter of fiscal 2007 compared to the prior year second quarter due to interest rate increases and higher average borrowed funds, which includes $40.9 million for the special dividend payment of $2.50 per share on January 19, 2007. Bank borrowing at the end of the second quarter was $106.1 million as the Company repaid $16 million of bank debt during the quarter.

In commenting on the quarter, President and CEO of the Company, Theodore K. Zampetis, said:

"Our second quarter of fiscal 2007 has continued to be a challenging period as we dealt with the reduced production volumes of our major customers and launches of new products. We have focused our efforts on improving quality and productivity, and controlling the costs that we can influence as we respond to this environment. Moving forward, we continue to focus on the optimization of the new program launches and new opportunities with non-traditional customers. We are also carefully responding to our customers' production schedules and reacting as necessary to adjust costs. Cash flow remains strong and we are aggressively reducing the increased debt level after our special dividend payment earlier this year."

During the second quarter, Shiloh received for the second year in a row the Global Supplier of the Year Award from General Motors. Mr. Zampetis continued, "It is certainly a privilege and an honor for all of us at Shiloh Industries to be named as one of General Motors 2006 Suppliers of the Year award recipients for the second year in a row. Our commitment to the values and expectations represented by this prestigious award are reflected in our daily focus for operational excellence, product leadership and customer loyalty. We are grateful to all our associates and General Motors for this honor."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 1,870.

A conference call to discuss fiscal 2007 second quarter results will be held on Thursday, May 24, 2007 at 11:00 a.m. (ET). To listen to the conference call, dial (888) 225-0198 approximately 5 minutes prior to the start time and request the Shiloh Industries second quarter conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and customer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Company's credit agreement; pension plan funding requirements; and other factors, uncertainties, challenges, and risks detailed in the Company's public filings with the Securities and Exchange Commission. The Company does not intend or undertake any obligation to update any forward-looking statements, except as required by law.

                    SHILOH INDUSTRIES, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (Unaudited)
         (Amounts in thousands, except per share data)

                              Three months ended       Six months ended
                                  April 30,               April 30,
                               2007        2006        2007        2006
                            ----------- ----------- ----------- -----------
Revenues                    $   155,917 $   172,154 $   303,542 $   317,899
Cost of sales                   140,341     152,746     276,378     282,056
                            ----------- ----------- ----------- -----------
  Gross profit                   15,576      19,408      27,164      35,843
Selling, general and
 administrative expenses          9,308       8,459      16,923      16,078
Restructuring charge                100           -         100           -
                            ----------- ----------- ----------- -----------
  Operating income                6,168      10,949      10,141      19,765
Interest expense                  2,043       1,506       3,749       2,995
Interest income                      17          11          31          22
Other income, net                    71           6         345          47
                            ----------- ----------- ----------- -----------
  Income before income
   taxes                          4,213       9,460       6,768      16,839
Provision for income taxes        2,162       2,107       3,235       4,911
                            ----------- ----------- ----------- -----------
Net income                  $     2,051 $     7,353 $     3,533 $    11,928
                            =========== =========== =========== ===========

Income per share:
  Basic income per share    $      0.13 $       .46 $      0.22 $       .75
                            =========== =========== =========== ===========
  Diluted income per share  $      0.12 $       .45 $      0.21 $       .73
                            =========== =========== =========== ===========

Weighted average number of
 common shares:
  Basic                          16,351      15,967      16,341      15,958
                            =========== =========== =========== ===========
  Diluted                        16,477      16,467      16,481      16,448
                            =========== =========== =========== ===========

CONTACT:
Stephen E. Graham
Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2600